UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 4, 2017

(Date of Report)

ULTRALIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of principal executive offices)	(Zip Code)

(315) 332-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02           Results of Operations and Financial Condition

NEWARK, N.Y. – May 4, 2017 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.8 million on revenue of $22.0 million for the first quarter ended April 2, 2017. For the first quarter of 2016, the Company reported operating income of $0.5 million on revenue of $20.8 million.

“Our diversified portfolio of commercial and government/defense products contributed across the board to a 5.8% increase in sales and a gross margin of 31.3% for the first quarter. On the strength of these positive results and continued cost discipline, we delivered a 610 basis-point improvement in operating margin to 8.4% and increased EPS more than five-fold to $0.11, for our tenth consecutive quarter of profitability,” said Michael D. Popielec. “Our first quarter performance, strong cash generation and opportunities created by continued investments in market and sales reach expansion and new product development are encouraging indicators for another year of profitable growth in 2017.”

Revenue was $22.0 million, an increase of $1.2 million, or 5.8%, compared to $20.8 million for the first quarter of 2016 reflecting higher medical and government/defense sales. Battery & Energy Products sales increased $1.0 million to $17.5 million, or 6.3%, compared to $16.4 million last year due primarily to higher government/defense, medical, and 9-Volt sales. Communications Systems grew 3.7% to $4.6 million compared to $4.4 million for the same period last year reflecting shipments of power supplies to a large global defense prime contractor which more than offset the year-earlier shipments under the Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) Program.

Gross profit was $6.9 million, or 31.3% of revenue, compared to $6.4 million, or 30.7% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 28.2%, compared to 31.7% last year, a decrease of 350 basis points, and Communications Systems’ gross margin was 43.0%, compared to 27.0% last year, an increase of 1,600 basis points. For both businesses, the fluctuations in gross margin resulted from variations in product mix.

Operating expenses were $5.0 million compared to $5.9 million last year reflecting discretionary spending reduction actions, acquisition cost synergies and $0.2 million of non-recurring expenses related to last year’s acquisition of Accutronics Ltd. Operating expenses were 22.9% of revenue compared to 28.4% of revenue for the year-earlier period.

Operating income was $1.8 million compared to $0.5 million last year for an operating margin of 8.4% compared to 2.3% last year.

Net income was $1.7 million, or $0.11 per share, compared to net income of $0.3 million, or $0.02 per share, for the first quarter of 2016.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed as incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01     Financial Statements, Pro Forma Financials and Exhibits

(a) Exhibits.

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated May 4, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2017		ULTRALIFE Corporation

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated May 4, 2017